Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into as of March 23, 2026, by and between Todd J. Vasos (“Employee”) and Dollar General Corporation (“DGC” and, together with its subsidiaries and affiliates, the “Company”).

WHEREAS, Employee is currently employed by DGC as its Chief Executive Officer and serves as a member of the Board of Directors of DGC (the “Board”);

WHEREAS, DGC and Employee have previously entered into the Employment Agreement, dated October 12, 2023 (the “Employment Agreement”);

WHEREAS, DGC has previously granted to Employee that certain stock option award on October 17, 2023 (the “2023 Rehire Option”);

WHEREAS, Employee will cease to be DGC’s Chief Executive Officer on the date on which a successor Chief Executive Officer begins employment as DGC’s Chief Executive Officer (the “Transition Date”);

WHEREAS, Employee and DGC wish to ensure the orderly transition of Employee’s duties and responsibilities;

WHEREAS, Employee’s last day of employment with DGC (the “Separation Date”) will be April 2, 2027, unless Employee’s employment is terminated earlier in accordance with this Agreement; and

WHEREAS, Employee and DGC have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Employee’s transition and separation from employment with DGC.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, DGC and Employee hereby agree as follows:

1.	Employee’s Transition and Separation.

a.            From the date hereof through the Transition Date, Employee will (i) continue to serve as DGC’s Chief Executive Officer and in all other capacities Employee serves with respect to the Company as of the date hereof and (ii) perform such duties and responsibilities as may be prescribed from time to time by the Board, which shall be consistent with the duties and responsibilities of chief executive officers of comparable companies in similar lines of business.

b.            If the Transition Date does not occur by January 2, 2027, this Agreement will be null and void ab initio, and the Employment Agreement and 2023 Rehire Option will return to their full force and effect on an unamended basis and with the understanding that a Successor CEO (as defined therein) had never been appointed, unless Employee and DGC mutually agree (i) upon a replacement agreement or (ii) an extension of this Agreement.

c.            As of the Transition Date, Employee will cease to be DGC’s Chief Executive Officer and shall automatically be deemed to have resigned from every other office, directorship or other position held with the Company, except Employee will remain (i) a member of the Board for the remainder of the term Employee is then serving and (ii) an employee of DGC. Employee shall execute any resignation letters or other documents reasonably requested by the Company to memorialize the foregoing. From the Transition Date through the Separation Date (inclusive of such dates, the “Transition Period”), Employee will remain an employee of DGC with the title Senior Advisor, reporting directly to the Chairman of the Board, and will provide transition services to the Company as reasonably requested by the Board.

d.            Employee agrees to promote the best interests of the Company and to take no action that is likely to damage the public image or reputation of the Company. Employee shall perform and discharge faithfully and diligently Employee’s duties and responsibilities and shall devote Employee’s full-time efforts to the business and affairs of the Company while employed by DGC. During employment with DGC, Employee shall not devote time to other activities that would inhibit or otherwise interfere with the proper performance of Employee’s duties and shall not be directly or indirectly concerned or interested in any other business occupation, activity or interest without the express approval of the Chairman of the Board other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics). Employee may not serve as a member of a board of directors of a for-profit company without the express approval of the Board (except with respect to the board of KeyCorp on which he is currently serving as of the date hereof) or a duly authorized committee of the Board and further will comply with any limits on the number of boards on which Employee may serve as set forth from time to time in any policy adopted by the Board or a duly authorized committee of the Board. Employee agrees to comply with all terms and conditions set forth in this Agreement, as well as all applicable Company work policies, procedures and rules. Employee also agrees to comply with all federal, state and local statutes, regulations and public ordinances governing Employee’s performance hereunder.

e.            It is expressly acknowledged and agreed that from the date hereof through the Separation Date, Employee shall continue to be an employee at will, whose employment may be terminated by either party at any time and for any reason, or without stated reason, subject to the remaining provisions of this Agreement. Employee shall provide DGC with 90 days’ advance written notice of any resignation.

f.            If Employee resigns Employee’s employment for any or no reason or DGC terminates Employee’s employment for Cause (as defined below) or because Employee accepted employment elsewhere or otherwise engaged in any unauthorized business activities or violates the Restrictive Covenants (as defined below), Employee will forfeit the compensation and benefits not yet paid (and equity awards not yet granted) provided under Section 2.a and the right to receive the Separation Benefits provided under Section 2.b and Section 2.c, including that the 2023 Rehire Option shall be forfeited and cancelled in full for no consideration.

g.            “Cause” means (i) any act by Employee involving fraud or dishonesty, or any material act of misconduct relating to Employee’s performance of Employee’s duties; (ii) any material breach by Employee of any securities or other law or regulation or any Company policy governing trading or dealing with stocks, securities, public debt instruments, bonds, investments or the like or with inappropriate disclosure or “tipping” relating to any stock, security, public debt instrument, bond, investment or the like; (iii) any material violation by Employee of the Company’s Code of Business Conduct and Ethics (or the equivalent code in place at the time); (iv) other than as required by law, the carrying out by Employee of any activity, or Employee making any public statement, which prejudices or reduces the good name and standing of the Company or would bring any one of these into public contempt or ridicule; (v) attendance by Employee at work in a state of intoxication or Employee otherwise being found in possession at Employee’s place of work or on any Company property of any prohibited drug or substance, possession of which would amount to a criminal offense, or any other violation of the Company’s drug and alcohol policy; (vi) any assault or other act of violence by Employee; (vii) conviction of or plea of guilty or nolo contendre to (A) any felony whatsoever or (B) any misdemeanor that would preclude employment under the Company’s hiring policy; or (viii) willful or repeated refusal or failure substantially to perform Employee’s material obligations and duties hereunder or those reasonably directed by the Board. A termination for Cause shall be effective when DGC has given Employee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause.

2.	Compensation and Separation Benefits.

a.             Compensation and Benefits During Employment. Subject to Section 1 and Employee’s continued compliance with the terms of this Agreement (including Section 3),

(i)	From the date hereof through the Transition Date (or, if earlier, the Separation Date), Employee will: (1) be paid an annual base salary of $1,650,000, paid in accordance with the Company’s normal payroll practices (but no less frequently than monthly); (2) be eligible to participate in the Company’s annual incentive program (the “Teamshare” program) in accordance with its terms with a target payout percentage of 200% of base salary with respect to the 2026 Teamshare program; (3) be eligible to participate in the health and welfare benefit plans of the Company for which Employee qualifies; and (4) for any portion of the Transition Period that is in calendar year 2026, be eligible for reimbursement of up to $500,000 (less any amount already reimbursed for 2026) for personal air travel to and from Employee’s residences and personal visits with Employee’s immediate family. Each calendar quarter, Employee shall submit a report to the Compensation and Human Capital Management Committee of the Board (the “Compensation Committee”) that describes Employee’s reimbursable personal air travel and provides substantiation of such personal travel expenses so that the Compensation Committee may review such usage for reasonableness. Subject to Compensation Committee approval, reasonable and properly substantiated personal air travel expenses will be reimbursed during the calendar quarter following the calendar quarter during which they were incurred.

(ii)	During the Transition Period, Employee will: (1) be paid an annual base salary of $1,650,000, paid in accordance with the Company’s normal payroll practices (but no less frequently than monthly); (2) for any portion of the Transition Period that is in fiscal year 2026, be eligible to participate in the fiscal year 2026 “Teamshare”

program in accordance with its terms with a target payout percentage of 200% of base salary; (3) be eligible to participate in the health and welfare benefit plans of the Company for which Employee qualifies, and (4) for any portion of the Transition Period that is in calendar year 2026, be eligible for reimbursement of up to $500,000 (less any amount already reimbursed for 2026) for personal air travel to and from Employee’s residences and personal visits with Employee’s immediate family, subject to the same reporting requirements to the Compensation Committee described above.

(iii)	Employee shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Employee shall adhere to the Company’s expense reimbursement policies and procedures. In no event will any such reimbursement be made later than the last day of Employee’s taxable year following Employee’s taxable year in which Employee incurs the reimbursable expense.

b.             Separation Benefits. Provided that Employee timely executes and does not revoke the Release attached to this Agreement and subject to Section 1 and Employee’s continued compliance with the terms of this Agreement (including Section 3), upon the Separation Date, Employee shall be eligible to receive as additional separation consideration, certain payments and benefits (collectively, the “Separation Benefits”), as follows:

(i)	To the extent not already paid, a lump sum payment, in cash, payable at such time as bonuses are paid to other senior executives participating in the 2026 Teamshare program and subject to achievement of applicable performance criteria, of an amount equal to the bonus, if any, that Employee would have been entitled to receive under the 2026 Teamshare program (on a non-prorated basis) if such termination had not occurred and Employee had remained employed through the payment date for the bonuses under the 2026 Teamshare program; and

(ii)	Consistent in principle with the Successor Appointment Termination terms of the 2023 Rehire Option, the 2023 Rehire Option will become 100% vested and exercisable on the earliest to occur of: (1) the first anniversary of the earlier of (x) the Separation Date and (y) Transition Date (which is equivalent to the Successor Appointment Termination Date, provided that Employee does not resign prior to the end of the Transition Period, which is equivalent to Employee serving out the consulting period that could have been requested by DGC following the Successor Appointment Termination Date); (2) October 12, 2027; (3) the date of Employee’s death or Disability Termination; and (4) the date of the Employee’s Qualifying Termination. After vesting and to the extent remaining outstanding, the 2023 Rehire Option will be exercisable until: in the event termination is due to Employee’s death or Disability Termination, one year from the Separation Date; in the event of a Qualifying Termination, three years from the Separation Date; in the event Employee is terminated by DGC without Cause after the Transition Date (other than due to a Disability Termination or a Qualifying Termination), or remains employed by DGC through April 2, 2027, five years from the Separation Date; provided, however, in no event later than October 17, 2033. Any shares acquired upon the exercise of any portion of the 2023 Rehire Option shall be held and not sold until at least October 12, 2027 (except shares withheld or delivered to pay any exercise price or to satisfy applicable tax withholding obligations or shares acquired after Employee’s death, Disability Termination or Qualifying Termination).

For the avoidance of doubt, no benefits under this Section 2.b shall be owed or paid to Employee if (1) Employee is terminated for any reason other than by DGC without Cause or (2) if Employee voluntarily resigns for any reason. Further, for the avoidance of doubt, the obligation to provide the Separation Benefits shall not become effective or enforceable until the eighth day after Employee’s execution and delivery to DGC of the attached Release, provided that Employee has also signed and delivered this Agreement and has not revoked or breached either this Agreement or the Release. For the purposes of this Agreement, the terms “Disability Termination” and “Qualified Termination” have the meaning given to them in the 2023 Rehire Option.

c.             Additional Separation Benefits Prior to the Transition Date. Provided that Employee timely executes and does not revoke the Release attached to this Agreement and subject to Section 1 and Employee’s continued compliance with the terms of this Agreement (including Section 3), if the Separation Date occurs prior to the Transition Date, Employee shall be eligible to receive as additional separation consideration, certain payments and benefits (which will collectively with the benefits under Section 2.b form part of the Separation Benefits), as follows:

(i)	Continuation of Employee’s annual base salary as of the date immediately preceding the Separation Date for 24 months, payable in accordance with the Company’s normal payroll cycle and procedures (but not less frequently than monthly) with a lump sum payment on the 60th day after Employee’s termination had the payments begun immediately after Employee’s termination of employment;

(ii)	A lump sum payment in an amount equal to two times Employee’s annual target bonus under the 2026 Teamshare program; and

(iii)	A lump sum payment in an amount equal to two times the annual contribution that would have been made by DGC in respect of 2026 for Employee’s participation in DGC’s medical, pharmacy, dental and vision benefits programs.

For the avoidance of doubt, no benefits under this Section 2.c shall be owed or paid to Employee if (1) the Separation Date occurs after the Transition Date, (2) Employee is terminated for any reason other than by DGC without Cause or (3) if Employee voluntarily resigns for any reason. Further, for the avoidance of doubt, the obligation to provide the Separation Benefits shall not become effective or enforceable until the eighth day after Employee’s execution and delivery to DGC of the attached Release, provided that Employee has also signed and delivered this Agreement and has not revoked or breached either this Agreement or the Release.

d.             Accrued Rights. Upon any termination of employment, Employee shall be entitled to any earned but unpaid base salary through the date of termination and such other vested benefits under any other plan or agreement covering Employee, which shall be governed by the terms of such plan or agreement. Notwithstanding anything to the contrary herein, any such unpaid base salary shall be paid to Employee as soon as practicable after the Separation Date in accordance with the Company’s usual payroll practices (not less frequently than monthly).

e.             Other Terms. All stock options, RSUs (including those received as compensation as a non-employee director) and PSUs not described in this Section 2 shall be subject to the terms of the applicable award agreement pursuant to which such awards were granted. All payments made or required to be made under this Agreement to Employee shall be less deductions and withholdings as the Company may determine. This Agreement provides for the full and exclusive payments and benefits due to Employee after the date hereof.

3.	Restrictive Covenants.

a.             Employee acknowledges and agrees that Employee’s continued compliance with the restrictions, obligations and acknowledgements set forth in Section 6 and Sections 15 through 24 of the Employment Agreement (such restrictions, obligations and acknowledgements, together, the “Restrictive Covenants”) is a material inducement to DGC entering into this Agreement, and the Restrictive Covenants shall survive Employee’s termination of employment. Employee reaffirms the Restrictive Covenants (which include covenants with respect to confidentiality, non-competition, non-solicitation or hiring, return of property, non-disparagement and cooperation), and the Restrictive Covenants are hereby incorporated into and form a part of this Agreement as if written herein. Employee acknowledges that a breach of any Restrictive Covenants will result in immediate cessation of the payment of, and forfeiture of the Separation Benefits (including the 2023 Rehire Option shall be forfeited and cancelled in full for no consideration).

b.             Employee understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

4.	Arbitration.

a.             Unless a dispute between the Company and Employee (referred to in this Section 4 as the “Parties”) under this Agreement is excluded from being determined by arbitration under applicable law (see below), any dispute among the Parties arising out of, or relating to, this Agreement which cannot be settled amicably by the Parties, shall be finally, exclusively and conclusively settled by mandatory arbitration and be further subject to the following provisions:

(i)	The arbitration will be filed with the American Arbitration Association (“AAA”). The arbitration will be conducted by a single arbitrator and will be subject to the Federal Rules of Procedure and Evidence. AAA’s Employment Arbitration Rules

and Mediation Procedures will only apply if not inconsistent with the Federal Rules of Procedure and Evidence;

(ii)	The arbitration will be conducted within the time or limitations period required by the asserted claim(s). In addition, any administrative prerequisites associated with the asserted claim(s) (e.g., notices, filing of administrative charges, or obtaining “right to sue” notices from government agencies) must be satisfied;

(iii)	The arbitration shall take place in Nashville, Tennessee, unless otherwise mutually agreed by the Parties;

(iv)	The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”);

(v)	The Parties waive any and all rights to a judge or jury trial and/or administrative hearing of their disputes and agree to resolve such disputes only through final and binding individual arbitration to the fullest extent permitted by applicable law;

(vi)	Disputes excluded (“Excluded Disputes”) from arbitration under this Section 4 include: (1) claims for workers’ compensation, state disability insurance, unemployment insurance benefits, or other health or welfare benefits under government-administered programs; (2) claims constituting sexual harassment or sexual assault disputes as defined by the FAA; (3) claims for which this provision would be invalid or prohibited as a matter of federal law, or state or local law that is not preempted by federal law; (4) disputes that may not be subject to a pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); (5) claims which are legally prohibited from being adjudicated in arbitration; (6) disputes arising or related to the applicability, interpretation, enforceability, scope and/or severability of this Section 4, including whether such provisions are governed by the FAA, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee; and (7) any disputes as to whether any claims or disputes are Excluded Disputes, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;

(vii)	The Parties agree and stipulate that: (1) all claims that relate to a sexual harassment or sexual assault dispute, as defined in the FAA, shall be filed as (or if not filed as, severed into) a separate case from all other claims; (2) those claims that do not relate to a sexual harassment or sexual assault dispute and are subject to arbitration under this Section 4 shall be governed by and proceed with individual arbitration, it being the express intent of the Parties to allow for individual arbitration of claims to the maximum extent possible; and (3) if a Party brings claims subject to arbitration and claims that are not subject to arbitration, the latter shall be stayed until the former are fully arbitrated;

(viii)	The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee; and

(ix)	Each Party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each Party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees.

b.             Notwithstanding the foregoing provisions of this Section 4, Employee acknowledges and agrees that the Company shall be entitled to injunctive or other relief in order to enforce the Restrictive Covenants.

5.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

6.	Miscellaneous.

a.             The parties hereto acknowledge and agree that the disclosure of this Agreement, including the fact that an agreement has been made and its form and terms, is required by law to be publicly filed with the Securities and Exchange Commission.

b.             This Agreement shall inure to the benefit of and be binding upon Employee, Employee’s heirs and personal representatives, and DGC and its successors and assigns.

c.             Employee is encouraged to discuss this Agreement with an attorney before signing and have Employee’s attorney review this Agreement.

d.             Employee understands that DGC would not have provided Employee the Separation Benefits but-for Employee’s representations and promises that Employee is making by signing this Agreement.

e.             Employee acknowledges and agrees Employee has not suffered any job-related wrongs or injuries for which Employee might still be entitled to compensation, and Employee has properly been paid all wages, compensation and benefits that Employee was entitled to up to and including the date this Agreement is signed by Employee.

f.              The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement, and to exercise all other rights existing in that party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

g.             In the event of any breach of this Agreement by Employee, including but not limited to Employee’s obligations under Section 3, DGC shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation and benefits provided under Section 2.a that has not yet been paid (or granted), as well as the Separation Benefits provided under Section 2.b and Section 2.c. In such event, Employee shall fully reimburse the Company for any and all amounts paid to Employee under the terms of this Agreement (other than base salary already paid to Employee for a period of employment with DGC) and Employee shall forfeit all future payments and other benefits provided under this Agreement.

h.             If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable. In the event this Agreement is voided, the Restrictive Covenants shall survive as they would have survived pursuant to the Employment Agreement.

i.              This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

j.              This Agreement may be executed in multiple counterparts, which may be conveyed to the parties hereto by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement.

k.             Employee agrees that nothing in this Agreement shall relieve Employee of Employee’s obligations under the Company’s clawback policies for employees similarly situated in Employee’s prior position, and the compensation and benefits provided under Section 2.a, as well as the Separation Benefits provided for herein shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board or any committee thereof as in effect from time to time, (ii) the recoupment terms of Section 3.3 of the 2023 Rehire Option being applied to the 2023 Rehire Option should it vest pursuant to Section 2.b(ii)(1) of this Agreement and (iii) applicable law.

7.	Section 409A.

This Agreement is intended to be exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including current and future guidance and regulations interpreting such provisions (“Section 409A”), and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Employee may become entitled under this Agreement that are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Employee shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Employee will not affect any reimbursement by the Company in another taxable year of Employee. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Employee’s “termination” or “resignation” of employment will be construed to mean Employee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).

8.	Merger Clause.

This Agreement contains the entire and only agreement between the Company and Employee regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Employee and the Company with respect to the subject matter addressed herein, including the Employment Agreement (except to the extent of the provisions incorporated herein by reference); provided, however, that the award agreements with respect to equity awards granted by DGC to Employee shall remain in effect to the extent necessary to give effect to this Agreement (which, for the avoidance of doubt, with respect to the 2023 Rehire Option shall mean the vesting and exercisability terms set forth in this Agreement shall be applicable). Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.

9.	Notice.

a.             All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by electronic mail so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof or facsimile, as follows:

If to DGC or the Company, to:

Dollar General Corporation
Attn: General Counsel
100 Mission Ridge
Goodlettsville, TN 37072-2171
Facsimile: (615) 855-8578 or (615) 855-5517
Email: rhtaylor@dollargeneral.com

If to Employee, to:

Last address of Employee known to the Company unless otherwise directed in writing by Employee

b.             All notices sent under this Agreement shall be deemed given 24 hours after sent by electronic mail, facsimile or courier, 72 hours after sent by certified or registered mail, and when delivered if by personal delivery.

c.             Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section 9.

10.	Acknowledgement.

Employee and DGC represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other advisers of such party’s choice before executing this Agreement.

[Remainder of Page Left Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Employee and DGC have executed the foregoing Transition Agreement as of the date first set forth above.

EMPLOYEE	DOLLAR GENERAL CORPORATION

/s/ Todd J. Vasos	By:	/s/ Rhonda M. Taylor
Todd J. Vasos
	Name:	Rhonda M. Taylor

	Title:	General Counsel

[Signature Page to Transition Agreement]

RELEASE

SEND SIGNED ORIGINAL TO: Dollar General Corporation, Attn: General Counsel, 100 Mission Ridge, Goodlettsville, TN 37072-2171

This release (this “Release”) is made and entered into by and between Todd J. Vasos (“Employee”) and Dollar General Corporation (“DGC” and, together with its subsidiaries and affiliates, the “Company”)

WHEREAS, Employee and DGC have previously entered into that certain Transition Agreement, dated as of March 23, 2026 (the “Agreement”), in which the form of this Release is incorporated by reference; and

WHEREAS, in order to receive the severance benefits outlined in Section 2.b and Section 2.c of the Agreement (the “Separation Benefits”), Employee desires and agrees to resolve all claims arising from Employee’s employment and termination of employment.

 NOW, THEREFORE, in consideration of the promises and other payments and benefits that have been paid or will be paid pursuant to the terms of the Agreement, the adequacy of which Employee acknowledges, Employee intends to be legally bound and hereby covenants and agrees as follows:

1.             Termination. Employee hereby agrees and recognizes that Employee’s employment by DGC ended on [•], and, effective as of such date, Employee resigned from every office, directorship or other position Employee held with the Company, except remaining a member of the Board of Directors of DGC for the remainder of Employee’s current term. The Company has no obligation, contractual or otherwise to hire, rehire or reemploy Employee in the future. Employee acknowledges that the terms of the Agreement provide Employee with payments and benefits that are in addition to any amounts to which Employee otherwise would have been entitled.

2.             Claims Released by Employee. In exchange for the Separation Benefits, Employee hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, legal rights, complaints, suits, promises, agreements, or demands of any kind whatsoever (whether known or unknown at the time of execution) which Employee ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), including but not limited to those arising from or relating to (directly or indirectly) Employee’s employment or the termination or cessation of employment or any other events that have occurred as of the date this Release is effective, including but not limited to:

a.            claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Sarbanes Oxley Act of 2002, the National Labor Relations Act, the Labor Management Relations Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights

Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, and other similar, state or local laws;

b.            claims for alleged violations of any other federal, state or local statute, regulation, ordinance or executive order;

c.            claims for lost or unpaid wages, compensation, or benefits; defamation; intentional or negligent infliction of emotional distress; assault; battery; wrongful or constructive discharge; negligent hiring, retention or supervision; fraud; misrepresentation; conversion; tortious interference; breach of contract; or breach of fiduciary duty;

d.            claims to vacation or paid time off or compensation or benefits under any agreement, bonus, severance, commission, workforce reduction, early retirement, outplacement, or any other similar type of plan sponsored by the Company; or

e.            any other claims under state or local law arising in tort or contract.

3.              Claims Not Released by Employee. Notwithstanding the foregoing, Employee is not releasing claims for any of the following:

a.            benefits under any of the Company’s retirement, deferred compensation or other similar plans that are vested, unpaid, and for which Employee is eligible as of the date this Release is effective;

b.            benefits under the Tennessee Employment Security Law or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the right to compensation for future medical or permanent disability benefits under the Tennessee Workers’ Compensation law or similar state laws (however, as noted below, Employee acknowledges and represents that Employee has notified the Company of any alleged workplace injury);

c.            rights Employee may have to enforce the terms of this Release;

d.            claims that cannot be released as a matter of law;

e.            events that occur after the date this Release is effective; and

f.            any claims Employee has for liability coverage and/or costs of defense pursuant to liability insurance and/or indemnification rights for acts and omissions occurring during Employee’s employment with DGC, including but not limited to any Directors & Officers and general liability insurance or indemnification rights.

4.             Settlement, Accord, Satisfaction and Covenant Not to Sue. Employee acknowledges and agrees that this Release constitutes a full settlement, accord and satisfaction of all claims covered by the release provisions of Section 2. Except as provided in Section 3, Employee promises not to sue or file any complaint or claim against any of the Releasees in any court based on any alleged right, claim, act, or omission arising or occurring before the date this Release is effective whether known or unknown at the time of execution.

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5.             Waiver of Statutory Limitations. Employee expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Employee understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

6.             No Obligation for Continuing Benefits. Employee further understands and acknowledges that nothing in this Release is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and that the Company has the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Employee also understands and acknowledges that any continuing obligation under a Company benefit plan, program or arrangement or pursuant to any Company policy or any provision regarding recoupment of compensation paid to Employee by the Company is not altered by this Release and nothing herein is intended to nor shall be construed otherwise.

7.             Government Investigations and Proceedings. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Tennessee Human Rights Commission, the Tennessee Department of Labor and Workforce Development, or any other federal, state, or local governmental agency or commission (collectively, “Government Agency”). However, Employee waives the right to receive future monetary recovery directly from the Company or the Releasees, including payments by the Company that result from any complaints or charges that Employee files with any Government Agency or that are filed on Employee’s behalf, but Employee understands that this Section 7 does not impact Employee’s ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a Government Agency.

8.              No Assignment of Claim. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, any claims released in Section 2, including each subpart, to any third party prior to the date this Release is effective.

9.             Employee Representations. In addition to the complete and general release of claims set forth in Section 2, Employee also represents and warrants as follows:

a.            Employee possesses the full authority to covenant, agree, and otherwise execute this Release;

b.            Employee has the capacity to enter into this Release and that Employee is voluntarily and willingly consenting to this Release;

c.            The Company has made no representations or promises to Employee on subjects not covered in the Agreement and Release; and

d.            Employee has not suffered any workplace injuries that Employee has not previously reported to the Company and/or previously presented to the Company by way of a written claim for workers compensation benefits.

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10.           Payment to Estate. In the event Employee receives or becomes eligible to receive payments or benefits under the Agreement and has executed this Release (which has become effective), but dies before receipt of, or during the period in which, any payments or benefits are owed under the Agreement, Employee agrees that Employee’s spouse or estate, as the case may be, is entitled to receive the payments or benefits owed under the terms of the Agreement and in exchange for this Release. The Company may require proof of entitlement to any individual(s) who claim to be owed under this provision of this Release.

11.           Publicity; Non-Disparagement; Restrictive Covenants. Except as otherwise provided by law and as provided in the Agreement, Employee agrees not to defame, disparage, slander, discredit, malign, ridicule or denigrate the Company or any of the Releasees either verbally or in writing, including on any social media platform. Employee further agrees to refrain from directly or indirectly making any public statement that reflects negatively or adversely upon the Company, its business, or the Releasees, whether or not Employee believes the content of such statement to be true or whether or not it is in fact true. Employee acknowledges and reaffirms that Employee is subject to the Restrictive Covenants (as defined in the Agreement), and Employee shall comply in all respects with the Restrictive Covenants.

12.           No Admission of Liability. This Release shall not in any way be construed as an admission by the Company of any improper actions, wrongdoing, liability, or other violation of the law whatsoever and each party specifically disclaims any liability, wrongdoing, improper actions or violation of the law against the other or any other person.

13.           Miscellaneous.

a.            Governing Law; Arbitration. Employee agrees that the terms of this Release are governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of Tennessee, without regard to principles of conflict of laws, as applied to contracts entered into and performed entirely within the state. All disputes arising under or related to this Release will be governed by the provisions of Section 4 of the Agreement, which shall be fully applicable to disputes under or about this Release.

b.            Severability. Employee understands and agrees that should any provision or term of this Release be declared or determined by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision or term shall be severed and the remainder of the provisions and terms of this Release shall remain in full force and effect, provided, however, that if Section 2 is determined by a court to be unenforceable, this Release shall be voidable at the sole option of DGC and if so voided the Separation Benefits shall be terminated and subject to repayment.

c.            Entire Agreement. This Release, together with the surviving provisions of the Agreement, shall constitute the full and complete agreement between Employee and the Company concerning its subject matter and fully supersedes and replaces all prior discussions, agreements or understandings between Employee and the Company concerning the subject matter hereof.

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d.            Successors and Assigns. Employee agrees that this Release shall be binding upon and inure to the benefit of the Company and its predecessors, successors, and assigns and they shall all be express third-party beneficiaries to this Release with rights to enforce this Release. This Release shall also be binding upon and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, and executors. Employee may not assign Employee’s rights or obligations under this Release.

e.            Modification and Waiver. No provision of this Release may be modified or waived except through a written instrument signed by Employee and an authorized officer of DGC, which writing shall specifically reference this Release and the provision which Employee and DGC intend to modify or waive. No waiver of any term or provision of this Release or of any default hereunder shall affect Employee’s or the Company’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

14.           Voluntary Execution. Employee warrants, represents and agrees that Employee has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing this Release; that this Release represents written notice to do so; that Employee has been given the opportunity and sufficient time to seek such advice; and that Employee fully understands the meaning and contents of this Release. Employee further represents and warrants that Employee was not coerced, threatened or otherwise forced to sign this Release, and that Employee’s signature appearing hereinafter is voluntary and genuine. In signing this Release, Employee does not rely on nor has Employee relied on any representation or statement, written or oral, not specifically set forth in this Release by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise. Employee understands that Employee may take up to [21][45] days to consider whether to enter into this Release. Employee acknowledges that this Release is given solely in exchange for the Separation Benefits and that Employee would not be entitled to such consideration in the absence of signing and not revoking this Release. No change to this Release, material or otherwise, shall re-start the [21][45]-day period.

15.           Ability to Revoke Agreement. Employee understands that this Release may be revoked by Employee by notifying DGC in writing of such revocation within seven days of Employee’s execution of this Release and that this Release is not effective until the expiration of such seven-day period. If Employee chooses to revoke this Release, Employee must provide written notification of the revocation to DGC in accordance with the Notice provisions of the Agreement and such notice must be received by the close of business on the seventh day following the date Employee signed this Release in order for the revocation to be effective. Employee understands that upon the expiration of such seven-day period this Release will be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and will be irrevocable.

[Remainder of Page Left Intentionally Blank – Signature Page Follows]

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IN WITNESS WHEREOF, intending to be legally bound hereby, Employee has executed the foregoing Release.

EMPLOYEE

Todd J. Vasos

Date:

NOTE: DO NOT SIGN THIS RELEASE BEFORE YOUR ACTUAL SEPARATION DATE.

[Signature Page to Release]